                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                              ______________________

                                      FORM 8-K

                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the

                          Securities Exchange Act of 1934


                 Date of Report (Date of earliest event reported):

                                  January 12, 1998
                                  ----------------

                                   FiberMark, Inc.
                 ------------------------------------------------

           Delaware                0-20231                82-0429330
       ----------------       ----------------      --------------------
       (State or other        (Commission File         (IRS Employer
       jurisdiction of            Number)           Identification No.)
       incorporation)

                  161 Wellington Road, Brattleboro, Vermont  05302
                ---------------------------------------------------
                (Address of principal executive offices) (Zip Code)



                Registrant's telephone number, including area code:

                                   (802) 257-0365
                                   --------------

Item 2.  Acquisition or Disposition of Assets

     On January 12, 1997 Zetaphoenicis Beteiligungs GmbH ("Zeta") and Thetaphoenicis Beteiligungs GmbH ("Theta", toghether with Zeta, the "Purchasers"), both wholly owned subsidiaries of FiberMark, Inc. (the "Company"), purchased (the "Share Purchase") all of the outstanding shares of Steinbeis Gessner GmbH ("Gessner") pursuant to the terms of a Share Purchase Agreeement, dated as of November 18, 1997 among Steinbeis Holding GmbH ("Holding") and the Purchasers. The aggregate purchase price was $40.0 million and DM5.315 million in cash, subject to certain post-closing adjustments.

     Gessner manufactures crepe masking and specialty tape materials, wet and dry abrasive papers, filter media for automotive air, oil and gasoline filters and filter media for automotive cabins and vacuum cleaner bags. The Company currently intends that the assets of Gessner and its subsidiaries will be used by the Company in a manner generally consistent with the use of such assets by Gessner or its subsidiaries immediately prior to the consummation of the Share Purchase.

     The Share Purchase was financed with a portion of the proceeds of the sale of 1,500,000 shares of the Company's common stock along with borrowings under a DM54.0 million bank facility provided by Bayerische Vereinsbank AG and an unsecured note issued by Gessner and guaranteed by the Company to Holding in the amount of DM8.0 million.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a) Financial Statements of Business as Acquired.

         See Attached Financial Statements beginning on page F-1 which are included by reference herein in their entirety.

     (b) Pro Forma Financial Information.

         See attached Pro Forma Financial Information beginning on page F-15 which is included by reference herein in its entirety.



     (c)  Exhibits.

          2.1(1) Share Purchase Agreement, dated as of November 26, 1997 among Steinbeis Holding GmbH, Zetaphoenicis Beteilgungs GmbH and Thetaphoenicis Beteiligungs GmbH.

          23.1 Consent of Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH Wirtschaftsprufungsgesellschaft.

          99.1      Press Release dated January 13, 1996.

          --------------
          (1) Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-3 (No. 333-40527), as amended, which became effective on December 15, 1997.

     Item 7.   Financial Statements, Pro Forma Financial Information and
               Exhibits

          (a)  Financial Statements of Business as Acquired.

                         INDEX TO FINANCIAL STATEMENTS

                             STEINBEIS GESSNER GMBH

                                                                                                              PAGE
                                                                                                            ---------
Independent Auditors' Report..............................................................................       F-2
Consolidated Balance Sheets at December 31, 1996 and September 30, 1997 (unaudited).......................       F-3
Consolidated Statements of Income and Retained Earnings for the year ended December 31, 1996 and the nine
  months ended September 30, 1997 and 1996 (unaudited)....................................................       F-5
Consolidated Statements of Cash Flows for the year ended December 31, 1996 and the nine months ended
  September 30, 1997 and 1996 (unaudited).................................................................       F-6
Notes to Financial Statements.............................................................................       F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors

    We have audited the accompanying consolidated balance sheet of Steinbeis Gessner GmbH and subsidiaries as of December 31, 1996, and the related consolidated statement of income and retained earnings, and of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Steinbeis Gessner GmbH and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Wollert-Elmendorff
Deutsche Industrie-Treuhand GmbH
Wirtschaftsprufungsgesellschaft

November 4, 1997

                             STEINBEIS GESSNER GMBH

                          CONSOLIDATED BALANCE SHEETS

                                                                                          SEPTEMBER 30,
                                                                          DECEMBER 31,        1997
                                                                              1996         (UNAUDITED)
                                                                          -------------  ---------------
                                                                            (DM 000)        (DM 000)
ASSETS

Current assets
  Cash.....................................................                       475             453

  Trade accounts receivable................................                    18,854          20,285
  Less allowance for doubtful accounts.....................                    (2,011)           (934)
                                                                               ------          ------
                                                                               16,843          19,351

  Accounts receivable from affiliates......................                       303               0
  Other receivables........................................                       474              46
  Inventories..............................................   (Note 3)         14,141          16,143
  Prepaid expenses.........................................                        53               0
                                                                               ------          ------
    Total current assets...................................                    32,289          35,993

Non-current assets
  Property, plant and equipment-net........................   (Note 4)         55,087          56,029
  Intangible assets-net....................................   (Note 5)            885             606
                                                                               ------          ------
Total assets...............................................                    88,261          92,628
                                                                               ------          ------
                                                                               ------          ------

                       See Notes to Financial Statements

                             STEINBEIS GESSNER GMBH

                          CONSOLIDATED BALANCE SHEETS

                                                                                                         SEPTEMBER 30,
                                                                                          DECEMBER 31,       1997
                                                                                              1996        (UNAUDITED)
                                                                                          -------------  -------------
                                                                                            (DM 000)       (DM 000)

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
  Deferred income taxes....................................................                       357             28
  Short-term bank debt.....................................................                       621              0
  Current portion of long-term debt........................................     (Note 6)        4,990          2,746
  Trade accounts payable...................................................                     2,374          4,101
  Due to parent company....................................................                    12,371         12,154
  Accrued payroll and employee benefits....................................                     5,099          5,556
  Other accrued liabilities................................................                     2,776          3,745
                                                                                               ------         ------
    Total current liabilities..............................................                    28,588         28,330
Deferred income taxes......................................................     (Note 8)       17,450         16,457
Other non-current liabilities..............................................                       724            418
Accrued pensions...........................................................    (Note 11)       15,267         15,730
Long-term debt.............................................................     (Note 6)        3,000          3,000
                                                                                               ------         ------
    Total liabilities......................................................                    65,029         63,935

Minority interest..........................................................                       109            100

Commitments and Contingencies..............................................    (Note 15)

Shareholder's equity
Registered capital.........................................................                     6,145          6,145
Retained earnings..........................................................                    16,978         22,448
                                                                                               ------         ------
    Total shareholder's equity.............................................                    23,123         28,593
                                                                                               ------         ------
Total liabilities and shareholder's equity.................................                    88,261         92,628
                                                                                               ------         ------
                                                                                               ------         ------

                       See notes to Financial Statements

                             STEINBEIS GESSNER GMBH

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                                              NINE MONTHS
                                                                                                 ENDED
                                                                                             SEPTEMBER 30,
                                                                           YEAR ENDED   ------------------------
                                                                          DECEMBER 31,     1997         1996
                                                                              1996      (UNAUDITED)  (UNAUDITED)
                                                                          ------------  -----------  -----------
                                                                            (DM 000)     (DM 000)     (DM 000)
Net sales..................................................   (Note 12)       128,740      108,654       96,848
Costs of sales.............................................                    98,069       80,478       74,364
                                                                          ------------  -----------  -----------
Gross profit...............................................                    30,671       28,176       22,484
Operating Expenses
  Selling..................................................                    10,139        8,521        7,540
  General administrative and other.........................                    10,970        8,560        8,316
  Research and development.................................                     2,940        2,071        2,186
  Restructuring charges....................................   (Note 13)         2,416       --           --
                                                                          ------------  -----------  -----------
Operating income...........................................                     4,206        9,024        4,442
Interest income............................................                        16           14           10
Interest expense...........................................                     1,065          566          835
Other income...............................................   (Note 14)         1,352          806          928
Other expenses.............................................                       303          391          232
                                                                          ------------  -----------  -----------
Income before income taxes and minority interest...........                     4,206        8,887        4,313
Provision for income taxes.................................   (Note 8)          1,487        3,343        1,557
                                                                          ------------  -----------  -----------
Income before minority interest............................                     2,719        5,544        2,756
Minority interest..........................................                        99           74           67
                                                                          ------------  -----------  -----------
Net income.................................................                     2,620        5,470        2,689

Retained earnings, beginning of period.....................                    17,884       16,978       17,884
Dividends declared.........................................                     3,526       --           --
                                                                          ------------  -----------  -----------
Retained earnings, end of period...........................                    16,978       22,448       20,573
                                                                          ------------  -----------  -----------
                                                                          ------------  -----------  -----------

                       See Notes to Financial Statements

                             STEINBEIS GESSNER GMBH

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                                                               SEPTEMBER 30,
                                                                            YEAR ENDED    ------------------------
                                                                           DECEMBER 31,      1997         1996
                                                                               1996       (UNAUDITED)  (UNAUDITED)
                                                                           -------------  -----------  -----------
                                                                             (DM 000)      (DM 000)     (DM 000)
OPERATING ACTIVITIES:
Net income...............................................................        2,620         5,470        2,689
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..........................................        7,328         5,613        5,570
  (Gain) loss on disposal of property plant and equipment................         (308)           90         (213)
  Changes in assets and liabilities:
    Accounts receivable..................................................       (2,345)       (2,205)      (4,078)
    Inventories..........................................................        1,918        (2,002)       1,480
    Prepaid expenses and other current assets............................          (90)          481          308
    Deferred income taxes................................................       (1,110)       (1,322)        (920)
    Accounts payable, due to parent and other current liabilities........       (2,990)        2,928          720
    Accrued pensions and other non-current liabilities...................        1,151           157          524
                                                                                ------    -----------  -----------
Net cash provided by operating activities................................        6,174         9,210        6,080
                                                                                ------    -----------  -----------
INVESTING ACTIVITIES:
Proceeds from sales of fixed assets......................................          317            67          219
Additions to property, plant and equipment...............................       (3,784)       (6,433)      (2,674)
                                                                                ------    -----------  -----------
Net cash used in investing activities....................................       (3,467)       (6,366)      (2,455)
                                                                                ------    -----------  -----------
FINANCING ACTIVITIES:
Increase (decrease) in short-term debt...................................          621          (621)      --
Repayment of long-term debt..............................................       (3,513)       (2,245)      (3,502)
                                                                                ------    -----------  -----------
Net cash used in financing activities....................................       (2,892)       (2,866)      (3,502)
                                                                                ------    -----------  -----------
Increase (decrease) in cash..............................................         (185)          (22)         123
Cash, beginning of period................................................          660           475          660
                                                                                ------    -----------  -----------
Cash, end of period......................................................          475           453          783
                                                                                ------    -----------  -----------
                                                                                ------    -----------  -----------

                       See Notes to Financial Statements

                             STEINBEIS GESSNER GMBH

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               (IN DM THOUSANDS)

1 DESCRIPTION OF BUSINESS

    Steinbeis Gessner GmbH operates in a single segment as a manufacturer of technical and filter paper and tape. Steinbeis Gessner is headquartered in Brannenburg, Germany and operates two paper mills in the state of Bavaria.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a) Principles of Consolidation

    The accompanying consolidated financial statements include the accounts of Steinbeis Gessner GmbH and its subsidiaries, Leiss-GmbH & Co.-(55.6%) and Steinbeis GmbH & Co. Grundstucksverwaltungs KG (100%). All significant intercompany transactions and accounts have been eliminated in consolidation.

    b) Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    c) Inventories

    Inventories are stated at the lower of cost or market. Cost is determined primarily using the average cost method.

    d) Property, Plant and Equipment

    Property, plant and equipment are stated at cost. Depreciation is recorded using the straight-line method based upon the useful lives of the assets, which are primarily 20 to 50 years for buildings and 3 to 20 years for machinery and equipment. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Improvements are capitalized and included in property, plant and equipment while expenditures for maintenance and repairs are charged to expense.

    e) Intangible Assets

    Intangible assets include certain rights and licenses. Management periodically evaluates the recoverability of intangibles and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as market and economic conditions. Intangibles are amortized over three to forty years.

    f) Research and Development

    Research and development costs are expensed as incurred. The costs amounted to DM 3 million for the year ended December 31, 1996.

    g) Income Taxes

    The company has a profit pooling management with its parent, Steinbeis Holding GmbH. The company's statutory pretax profits are transferred to Steinbeis Holding GmbH. The Company provides for current and deferred taxes as if it were a separate taxpayer. Deferred income taxes are provided to reflect

                             STEINBEIS GESSNER GMBH

                               (IN DM THOUSANDS)

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

future tax consequences attributable to temporary differences between the financial reporting and tax bases of assets and liabilities using presently enacted tax rates and laws.

    h) Impairment of Long-Lived Assets

    Management periodically evaluates the recoverability of long-term assets, based upon current and anticipated net income and undiscounted future cash flows.

    i) Revenue Recognition

    Revenue from sales is recognized when goods are shipped.

    j) New Accounting Pronouncements

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which will be effective for the Company beginning January 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires quantitative disclosures of certain financial and descriptive information about a company's operating segments. The Company has not yet completed an analysis of whether it will be required to report operating segments.

    k) Interim Financial Statements

    The consolidated financial statements as of September 30, 1997 and for the nine month periods ended September 30, 1996 and 1997 are unaudited, but in the opinion of the Company all adjustments necessary for a fair presentation of consolidated results of operations, consolidated financial position, and consolidated cash flows at the date and for the periods indicated have been included. The results of such interim periods are not necessarily indicative of the results for the full year.

    Certain information and footnote disclosures included in the consolidated financial statements normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 1996 and notes thereto.

3 INVENTORIES

                                                                                                 DECEMBER 31, 1996
                                                                                                 -----------------
Raw materials and supplies.....................................................................          6,876
Work in process................................................................................            486
Finished goods.................................................................................          6,779
                                                                                                        ------
Total inventories..............................................................................         14,141
                                                                                                        ------
                                                                                                        ------

                             STEINBEIS GESSNER GMBH

                               (IN DM THOUSANDS)

4 PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                                                                 DECEMBER 31, 1996
                                                                                                 -----------------
Land...........................................................................................          4,755
Buildings......................................................................................         35,459
Machinery and equipment........................................................................         97,006
Construction in progress.......................................................................            278
                                                                                                       -------
Total property, plant and equipment............................................................        137,498
Less accumulated deprectiation.................................................................         82,411
                                                                                                       -------
Net property plant and equipment...............................................................         55,087
                                                                                                       -------
                                                                                                       -------

Depreciation expense was DM 6,798 for the year ended December 31, 1996.

5 INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                                                  DECEMBER 31, 1996
                                                                                                 -------------------
Intangible assets-at cost......................................................................           2,393
Less accumulated amortization..................................................................           1,508
                                                                                                          -----
Intangible assets-net..........................................................................             885
                                                                                                          -----
                                                                                                          -----

Amortization expense was DM 530 for the year ended December 31, 1996.

                             STEINBEIS GESSNER GMBH

                               (IN DM THOUSANDS)

6 LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                                                                  DECEMBER 31, 1996
                                                                                                 -------------------
Bayerische Vereinsbank, 4.5%-8.95%, due 1997...................................................           4,500
Allianz Lebensversicherungs-AG, 6.2%, due 2000.................................................           3,000
Other..........................................................................................             490
                                                                                                          -----
  Total long-term debt.........................................................................           7,990
Less current portion...........................................................................           4,990
                                                                                                          -----
Long-term debt, excluding current portion......................................................           3,000
                                                                                                          -----
                                                                                                          -----

    The Bayerische Vereinsbank and Allianz Lebensversicherungs-AG debt is secured by the land and buildings of Steinbeis Gessner GmbH. Interest paid during 1996 was DM 974.

    Payments to be made in the years ending December 31:

1997..............................................................      4,990
2000..............................................................      3,000

7 LEASES

    The Company has non-cancellable operating leases, primarily with a related party, for certain machinery, equipment and facilities. Rental expense was DM 284 for the year ended December 31, 1996. As of December 31, 1996, obligations to make future minimum lease payments in the years ending December 31 were as follows:

1997...............................................................        155
1998...............................................................        110
1999...............................................................         35
2000...............................................................         14
2001...............................................................          5

                             STEINBEIS GESSNER GMBH

                               (IN DM THOUSANDS)

8 INCOME TAXES

    All income and income taxes are domestic. The components of the provision for income taxes are as follows:

                                                                              DECEMBER 31, 1996
                                                                             -------------------
Current:
  Federal..................................................................           1,710
  Trade....................................................................             887
                                                                                      -----
  Total....................................................................           2,597
                                                                                      -----
Deferred:
  Federal..................................................................             834
  Trade....................................................................             276
                                                                                      -----
  Total....................................................................           1,110
                                                                                      -----
Provision for income taxes.................................................           1,487
                                                                                      -----
                                                                                      -----

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                                               DECEMBER 31, 1996
                                                                                      ------------------------------------
                                                                                         ASSET      LIABILITY      NET
                                                                                         -----     -----------  ----------
Current deferred income taxes:
  Accounts receivable...............................................................           0          250         -250
  Inventory reserves................................................................           0          162         -162
  Accrued payroll and employee benefits.............................................          55            0           55
                                                                                             ---   -----------  ----------
  Total.............................................................................          55          412         -357
                                                                                             ---   -----------  ----------
Non-current deferred income taxes:
  Special reserve...................................................................           0        1,234       -1,234
  Intangible assets.................................................................          64            0           64
  Property, plant and equipment.....................................................           0       16,579      -16,579
  Pensions..........................................................................         299            0          299
                                                                                             ---   -----------  ----------
  Total.............................................................................         363       17,813      -17,450
                                                                                             ---   -----------  ----------
Total deferred income taxes.........................................................         418       18,225      -17,807
                                                                                             ---   -----------  ----------
                                                                                             ---   -----------  ----------

                             STEINBEIS GESSNER GMBH

                               (IN DM THOUSANDS)

8 INCOME TAXES (CONTINUED)

    The provision for income taxes at the German federal corporation tax rate of 45% differed from the Company's provision for income taxes for the year ended December 31, 1996 as follows:

                                                                                                 DECEMBER 31, 1996
                                                                                                 -----------------
Expected tax at statutory rate.................................................................          1,893
Corporation tax surcharge......................................................................            142
Municipal trade taxes on income, net of corporation tax benefit................................            298
Credit for dividend distribution...............................................................           -812
Other..........................................................................................            -34
                                                                                                        ------
Provision for income taxes.....................................................................          1,487
                                                                                                        ------
                                                                                                        ------

Effective income tax rate......................................................................           35.4%

    Income taxes paid during 1996 were DM 4.

9 FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management has determined that the carrying values of cash, accounts receivable, accounts payable and short-term bank debt approximate fair value at December 31, 1996 because of immediate or short-term maturities. The carrying amount reported for long-term debt approximates fair value because the interest rate of the debt approximates the market rate.

10 RELATED PARTY TRANSACTIONS

    The Company paid a management fee of DM 514 for the year ended December 31, 1996. The Company has a management agreement with Steinbeis Verwaltungs-GmbH which calls for the provision of property administration, legal, taxation and certain personnel related services. The Company's parent provides financing at rates which are in accordance with market indicators (interest rate 1996 at 3.25%-5.5%). Interest expense on related party borrowings amounted to DM 392 in 1996. Certain equipment and facilities are leased from Mangfall Kraftwerke AG, a subsidiary of the Company's parent. 1996 lease expense on such equipment and facilities were DM 255.

11 RETIREMENT PLANS

    The Company maintains non-contributory, defined-benefit pension plans covering substantially all employees. Benefits for certain salaried employees are based on salary and years of service, while benefits

                             STEINBEIS GESSNER GMBH

                               (IN DM THOUSANDS)

11 RETIREMENT PLANS (CONTINUED)

for other employees are based on a fixed benefit rate and years of service. The plan is unfunded and the Company accrues for the pension obligation in the financial statements.

                                                                             DECEMBER 31, 1996
                                                                             -----------------
  Actuarial present value of accumulated benefit obligations
    Vested.................................................................         14,398
    Nonvested..............................................................            979
                                                                                    ------
  Accumulated benefit obligation...........................................         15,377
  Effect of projected future salary increase...............................            305
                                                                                    ------
  Projected benefit obligation.............................................         15,682
  Unrecognized net loss....................................................           -415
                                                                                    ------
  Accrued pension cost.....................................................         15,267
                                                                                    ------
                                                                                    ------
Total pension expense includes the following components:
                                                                                      1996
                                                                                   -------
  Service cost.............................................................            356
  Interest cost............................................................            931
                                                                                    ------
  Net periodic pension expanse.............................................          1,287
                                                                                    ------
                                                                                    ------

    The benefit obligations as of December 31, 1996 were calculated using a discount rate of 6.5%. Salary increases, where applicable, were calculated at 3%.

12 SIGNIFICANT BUSINESS CONCENTRATIONS

    No customer accounted for more than 10% of its 1996 sales. Approximately 53% of the Company's total 1996 sales were concentrated in its 10 largest customers.

    The Company's sales in 1996 were made to customers located in the following regions:

Germany                32%
Europe                 48%
Rest of world          20%

13 RESTRUCTURING CHARGES

    Restructuring charges in 1996 relate primarily to personnel related costs, including severance benefits and notice period compensation.

                             STEINBEIS GESSNER GMBH

                               (IN DM THOUSANDS)

14 OTHER INCOME

    Other income consists of the following components:

                                                                                          1996
                                                                                        ---------
Foreign exchange gains, net...........................................................        428
Gain on disposal of property, plant and equipment.....................................        239
Rental income.........................................................................        233
Other.................................................................................        452
                                                                                        ---------
  Total...............................................................................      1,352
                                                                                        ---------

15 COMMITMENTS AND CONTINGENCIES

    A) ENVIRONMENTAL MATTERS

    The Company is subject to various federal, state and local environmental requirements, particularly relating to air and water quality. The Company has spent substantial sums for pollution control facilities to comply with existing regulations. While the Company believes it has made sufficient capital expenditures to maintain compliance with existing laws and regulations, any failure by the Company to comply with present and future regulations could subject it to future liability or require the suspension of operations.

    B) OTHER MATTERS

    The Company is involved in various legal proceedings in the ordinary course of business. Management believes that the outcome of these proceedings will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

      Item 7.  Financial Statements, Pro Forma Financial Information and
               Exhibits

          (b)  Pro forma Financial Information.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following Unaudited Pro Forma Combined Consolidated Statements of Income give effect to the Transactions and the Prior Acquisitions as if they had occurred on January 1, 1996, in the case of the Income Statement Data for the year ended December 31, 1996, and give effect to the Transactions as if they had occurred on January 1, 1997, in the case of the Income Statement Data for the nine months ended September 30, 1997. The unaudited PRO FORMA financial data are based on the historical consolidated financial statements of the Company, CPG, Arcon and Gessner and the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Combined Consolidated Statements of Income do not (a) purport to represent what the Company's results of operations actually would have been if the Transactions and the Prior Acquisitions had occurred as of the dates indicated or what such results will be for any future periods or (b) give effect to certain non-recurring charges expected to result from the Transactions and Prior Acquisitions.

    The following Unaudited Pro Forma Combined Consolidated Balance Sheet as of September 30, 1997, was prepared as if the Transactions had occurred on such date. The Unaudited Pro Forma Combined Consolidated Balance Sheet reflects the preliminary allocation of the Gessner Acquisition purchase price to the Company's tangible and intangible assets and liabilities. The final allocation of such purchase prices, and the resulting amortization expense in the accompanying Unaudited Pro Forma Combined Consolidated Statements of Income, will differ from the preliminary estimates due to the final allocation being based on: (a) actual closing date amounts of assets and liabilities, and (b) actual values of property, plant and equipment and any identifiable intangible assets.

    The unaudited PRO FORMA financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the consolidated financial statements of the Company and the accompanying notes thereto, the consolidated financial statements of CPG and the accompanying notes thereto, the consolidated financial statements of Arcon and the accompanying notes thereto and the consolidated financial statements of Gessner and the accompanying notes thereto included elsewhere or incorporated by reference in this Prospectus.

    The CPG and Arcon acquisitions took place on October 31, 1996, and, accordingly, the results of operations for CPG and Arcon are included in the Company's results of operations subsequent to that date.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                              GESSNER
                                                                             OFFERING       ACQUISITION            COMPANY
                                                       COMPANY   GESSNER    ADJUSTMENTS     ADJUSTMENTS           PRO FORMA
                                                       --------  -------    -----------     -----------           ----------
Current Assets:
  Cash...............................................  $  9,075  $   258     $ 29,175(a)     $ (8,109)(b)(c)       $ 30,399
  Accounts receivable................................    24,645   11,058       --              --                    35,703
  Inventories........................................    34,358    9,225       --              --                    43,583
  Deferred income taxes..............................     2,090    --          --              --                     2,090
  Other..............................................     2,862       26       --              --                     2,888
                                                       --------  -------    -----------     -----------           ----------
      Total current assets...........................    73,030   20,567       29,175          (8,109)              114,663

  Property, plant and equipment, net.................    95,730   32,017       --              12,983(e)            140,730
  Organizational, financing and other costs..........     5,614      346       --                 500(b)              6,460
  Goodwill...........................................    45,761    --          --               5,144(e)             50,905
                                                       --------  -------    -----------     -----------           ----------
      Total assets...................................  $220,135  $52,930     $ 29,175        $ 10,518              $312,758
                                                       --------  -------    -----------     -----------           ----------
                                                       --------  -------    -----------     -----------           ----------

                                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term debt..................  $  --     $ 1,569     $ --            $ (1,569)(e)          $ --
  Accounts payable...................................    16,315    2,343       --              --                    18,658
  Accrued liabilities................................    23,846    5,315       --              --                    29,161
  Accounts payable--affiliates.......................     --       6,945       --              (6,945)(e)            --
                                                       --------  -------    -----------     -----------           ----------
      Total current liabilities......................    40,161   16,172       --              (8,514)               47,819

  Senior Notes.......................................   100,000    --          --              --                   100,000
  Long-term debt.....................................     --       1,714       --              33,714(b)(c)(d)(e)    35,428

  Deferred gain......................................    11,314    --          --              --                    11,314
  Deferred income taxes..............................    11,510    9,420       --              --                    20,930
  Other long-term liabilities........................     --       9,228       --               1,714(e)             10,942
                                                       --------  -------    -----------     -----------           ----------
      Total liabilities..............................   162,985   36,534       --              26,914               226,433

  Minority interest..................................     --          57       --                 (57)(f)            --

Stockholders' Equity:
  Common stock.......................................         6    4,278            2(a)       (4,278)(f)                 8
  Preferred stock....................................     --       --          --              --                    --
  Additional paid in capital.........................    44,802    --          29,173(a)       --                    73,975
  Retained earnings..................................    12,342   12,827       --             (12,827)(f)            12,342
  Translation adjustment.............................     --        (766)      --                 766(f)             --
                                                       --------  -------    -----------     -----------           ----------
      Total stockholders' equity.....................    57,150   16,339       29,175         (16,339)               86,325
                                                       --------  -------    -----------     -----------           ----------
      Total liabilities and stockholders' equity.....  $220,135  $52,930     $ 29,175        $ 10,518              $312,758
                                                       --------  -------    -----------     -----------           ----------
                                                       --------  -------    -----------     -----------           ----------

                            See accompanying notes.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

    The Pro Forma Combined Consolidated Balance Sheet reflects the Transactions as if they had occurred as of September 30, 1997 as follows (the Gessner Acquisition is expected to occur in December 1997; actual amounts will differ from amounts estimated below):

      (a)  Reflects the issuance of the Common Stock in the Offering:

           Issuance of the Common Stock in the Offering..................................       $31,500
           Expenses for issuance of the Common Stock in the Offering.....................        (2,325)
                                                                                              ---------
                                                                                                $29,175
                                                                                              ---------
                                                                                              ---------
      (b)  Reflects the following:
           Issuance of German bank debt and application of the proceeds therefrom........       $30,857
           Debt issuance costs...........................................................           500
                                                                                              ---------
                                                                                                $30,357
                                                                                              ---------
                                                                                              ---------

      (c)  Represents the cash payment to Gessner's former stockholders..................       $38,466
                                                                                              ---------
                                                                                              ---------

      (d)  Reflects the Steinbeis Note...................................................        $4,571
                                                                                              ---------
                                                                                              ---------

      (e) The Gessner Acquisition will be accounted for as a purchase in accordance with Accounting Principles Based Opinion No. 16, "Business Combinations." The purchase price is being allocated first to the tangible and identifiable assets and liabilities of Gessner based upon preliminary estimates of their fair market values, with the remainder allocated to goodwill.

           Purchase price........................................................               $43,037
           Book value of net assets as of September 30, 1997.....................     16,396
           Net liabilities excluded or eliminated at acquisition:
             Land................................................................     (2,171)
             Current portion of long-term debt...................................      1,569
             Accounts payable-affiliated.........................................      6,945
             Long-term debt......................................................      1,714
                                                                                   ---------
           Book value of net assets acquired.....................................     24,453    (24,453)
                                                                                   ---------  ---------
           Increase in basis.....................................................               $18,584
                                                                                              ---------
                                                                                              ---------
           Allocation of increase in basis:
           Increase in fair value of property, plant and equipment...............               $15,154
           Increase in other long-term liabilities...............................                (1,714)
           Increase in goodwill..................................................                 5,144
                                                                                              ---------
                                                                                                $18,584
                                                                                              ---------
                                                                                              ---------

      (f) Reflects the elimination of Gessner equity balances, minority interest and translation adjustment.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   PRO FORMA
                                   FOR PRIOR                    ACQUISITION    COMPANY
                                ACQUISITIONS(A)    GESSNER(B)   ADJUSTMENTS   PRO FORMA
                                ----------------   ----------   -----------   ---------
Net sales.....................      $227,822        $85,712       $--         $313,534
Cost of sales.................       186,504         65,292        (2,468)(c)  249,328
                                    --------       ----------   -----------   ---------
  Gross profit................        41,318         20,420         2,468       64,206
Selling, general and
  administrative expenses.....        15,225         17,620          (103)(d)   32,742
                                    --------       ----------   -----------   ---------
  Income from operations......        26,093          2,800         2,571       31,464
Other (income) expenses,
  net.........................        (1,030)          (709)       --           (1,739)
Cogeneration income...........           (97)         --           --              (97)
Interest expense..............         9,680            709         1,714(e)    12,103
                                    --------       ----------   -----------   ---------
  Income before income
    taxes.....................        17,540          2,800           857       21,197
Income tax provision
  (benefit)...................         6,831            990           343(f)     8,164
                                    --------       ----------   -----------   ---------
  Net income before minority
    interest..................        10,709          1,810           514       13,033
Minority interest.............       --                  66           (66)(g)    --
                                    --------       ----------   -----------   ---------
    Net income................      $ 10,709        $ 1,744       $   580     $ 13,033
                                    --------       ----------   -----------   ---------
                                    --------       ----------   -----------   ---------
Pro forma earnings per common
  and common equivalent
  share.......................                                                $   1.73(h)
                                                                              ---------
                                                                              ---------
Weighted average number of
  common and common equivalent
  shares outstanding..........                                                   7,554
                                                                              ---------
                                                                              ---------

                            See accompanying notes.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 1996 reflects the Transactions as if they had occurred on January 1, 1996 as follows (the Gessner Acquisition is expected to occur in December 1997; actual amounts will differ from amounts estimated below):

  (a) The following Pro Forma Combined Consolidated Statements of
     Income give effect to the Prior Acquisitions as if they had occurred on January 1, 1996:

                                                         TEN MONTHS    TEN MONTHS
                                                            ENDED        ENDED
                                           YEAR ENDED    OCTOBER 31,    OCTOBER
                                          DECEMBER 31,      1996        31, 1996      TOTAL       PRO FORMA     COMPANY
                                          1996 COMPANY       CPG         ARCON      HISTORICAL   ADJUSTMENTS   PRO FORMA
                                          ------------   -----------   ----------   ----------   -----------   ---------
Net sales...............................    $124,771       $78,875      $ 24,176     $ 227,822     $--         $ 227,822
Cost of sales...........................     101,981        65,662        17,493       185,136       1,368(i)    186,504
                                          ------------   -----------   ----------   ----------   -----------   ---------
  Gross profit..........................      22,790        13,213         6,683        42,686      (1,368)       41,318
Selling, general and administrative
  expenses..............................       9,908         5,125         2,600        17,633      (2,408)(ii)   15,225
                                          ------------   -----------   ----------   ----------   -----------   ---------
  Income from operations................      12,882         8,088         4,083        25,053       1,040        26,093
Other (income) expenses, net............      (1,030)       --            --            (1,030)     --            (1,030)
Cogeneration income.....................         (97)       --            --               (97)     --               (97)
Interest expense........................       1,798           891         1,747         4,436       5,244 (iii)   9,680
                                          ------------   -----------   ----------   ----------   -----------   ---------
  Income before income taxes............      12,211         7,197         2,336        21,744      (4,204)       17,540
Income tax provision (benefit)..........       4,697         2,873         1,121         8,691      (1,860)(iv)    6,831
                                          ------------   -----------   ----------   ----------   -----------   ---------
  Net income before extraordinary
    item................................       7,514         4,324         1,215        13,053      (2,344)       10,709
Extraordinary item......................        (297)       --            --              (297)        297(v)     --
                                          ------------   -----------   ----------   ----------   -----------   ---------
    Net income..........................    $  7,217       $ 4,324      $  1,215     $  12,756     $(2,047)    $  10,709
                                          ------------   -----------   ----------   ----------   -----------   ---------
                                          ------------   -----------   ----------   ----------   -----------   ---------

------------------------

      (i)  Reflects the following:
           Conversion of CPG inventory from LIFO to fair value........................  $   1,177
           Additional depreciation expense on increased property basis due to purchase
           accounting adjustment......................................................      1,253
           Reduction in headcount and operational expenses due to integration of
           Arcon......................................................................     (1,062)
                                                                                        ---------
                                                                                        $   1,368
                                                                                        ---------
                                                                                        ---------
     (ii)  Reflects the following:
           Reversal of amortization of prior goodwill.................................  $    (680)
           Reversal of amortization of financing costs relating to debt to be
           retired....................................................................       (320)
           Reversal of management fees................................................        (84)
           Amortization of goodwill acquired..........................................      1,072
           Reversal of deferred compensation expense..................................        (42)
           Reduction of headcount and operational expense due to integration of CPG
           and Arcon..................................................................     (2,354)
                                                                                        ---------
                                                                                        $  (2,408)
                                                                                        ---------
                                                                                        ---------

               NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED
                              STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    (iii)  Reflects the following:
             Interest costs on the Senior Notes due 2006..............................  $   7,808
             Reversal of interest expense.............................................     (1,986)
             Reversal of warrant accretion............................................       (838)
             Reversal of amortization of financing costs relating to debt to be
               retired................................................................       (157)
             Amortization of financing costs relating to the issuance of the Senior
               Notes due 2006.........................................................        417
                                                                                        ---------
                                                                                        $   5,244
                                                                                        ---------
                                                                                        ---------

     (iv)  Reflects the net additional income tax provision (benefit) as a result of the above adjustments, except the goodwill amortization and warrant accretion adjustments, at an effective tax rate of 40%.....................  $  (1,860)
                                                                                        ---------
                                                                                        ---------

      (v)  Reflects the reversal of loss on extinguishment of debt....................  $     297
                                                                                        ---------
                                                                                        ---------

      (b)  All income statement amounts are based on a conversion rate of DM1.50 to $1.00
           (which was the average rate in effect for the year ended December 31, 1996).

      (c)  Reflects a reduction in depreciation expense.

      (d)  Reflects the following:

           Amortization of goodwill acquired..............................................  $     171

           Reversal of management fee.....................................................       (345)
           Amortization of financing costs relating to German bank debt...................         71
                                                                                            ---------
                                                                                            $    (103)
                                                                                            ---------
                                                                                            ---------
      (e)  Reflects the following:

           Interest cost on the German bank debt..........................................  $   2,157

           Interest cost on the Steinebeis Note...........................................        266

           Reversal of interest expense...................................................       (709)
                                                                                            ---------
                                                                                            $   1,714
                                                                                            ---------
                                                                                            ---------

      (f)  Reflects the net additional income tax provision as a result of the above adjustments at an effective tax rate of 40%.

      (g)  Reflects the elimination of minority interest.

      (h)  If the Gessner Acquisition is not consummated, the Company's earnings per share for the year ended December 31, 1996, giving PRO FORMA effect to the Offering and to the Prior Acquisitions, would be $1.42.

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     ACQUISITION  COMPANY PRO
                                                             COMPANY    GESSNER(A)   ADJUSTMENTS     FORMA
                                                            ----------  -----------  -----------  -----------
Net sales.................................................  $  176,659   $  63,392    $  --        $ 240,051
Cost of sales.............................................     142,559      46,953       (1,499)(b)  188,013
                                                            ----------  -----------  -----------  -----------
  Gross profit............................................      34,100      16,439        1,499       52,038
Selling, general and administrative expenses..............      12,234      11,173          (77)(c)   23,330
                                                            ----------  -----------  -----------  -----------
  Income from operations..................................      21,866       5,266        1,576       28,708
Other (income) expenses, net..............................         218        (250)      --              (32)
Interest expense..........................................       6,900         330        1,488(d)     8,718
                                                            ----------  -----------  -----------  -----------
  Income before income taxes..............................      14,748       5,186           88       20,022
Income tax provision (benefit)............................       5,762       1,950           35(e)     7,747
                                                            ----------  -----------  -----------  -----------
  Net income before minority interest.....................       8,986       3,236           53       12,275
Minority interest.........................................      --              43          (43)(f)     --
                                                            ----------  -----------  -----------  -----------
    Net income............................................  $    8,986   $   3,193    $      96    $  12,275
                                                            ----------  -----------  -----------  -----------
                                                            ----------  -----------  -----------  -----------
Pro forma earnings per common and common equivalent
  share...................................................                                         $    1.58(g)
                                                                                                  -----------
                                                                                                  -----------
Weighted average number of common and common equivalent
  shares outstanding......................................                                             7,775
                                                                                                  -----------
                                                                                                  -----------

                            See accompanying notes.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The Pro Forma Combined Consolidated Statement of Income for the nine months ended September 30, 1997 reflects the Transactions as if they had occurred on January 1, 1997 as follows (the Gessner Acquisition is expected to occur in December 1997; actual amounts will differ from amounts estimated below):

      (a)  All income statement amounts are based on a conversion rate of DM1.71 to $1.00
           (which was the average rate in effect for the nine months ended September 30,
           1997).

      (b)  Reflects a reduction in depreciation expense.

      (c)  Reflects the following:
           Amortization of goodwill acquired..............................................      $ 128
           Reversal of management fee.....................................................       (259)
           Amortization of financing costs relating to German bank debt...................         54
                                                                                            ---------
                                                                                               $  (77)
                                                                                            ---------
                                                                                            ---------

      (d)  Reflects the following:
           Interest cost on the German bank debt..........................................     $1,618
           Interest cost on the Steinbeis Note............................................        200
           Reversal of interest expense...................................................       (330)
                                                                                            ---------
                                                                                               $1,488
                                                                                            ---------
                                                                                            ---------

      (e)  Reflects the net additional income tax provisions as a result of the above adjustments at an effective tax rate of 40%.

      (f)  Reflects the elimination of minority interest.

      (g)  If the Gessner Acquisition is not consummated, the Company's earnings per share, giving PRO FORMA effect to the Offering, would be $1.16.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   FIBERMARK, INC.



                                By: /s/ Bruce P. Moore
                                    -----------------------
                                    Bruce P. Moore
                                    Vice President and
                                    Chief Financial Officer

Date:  January 28, 1998